UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2019

HOMOLOGY MEDICINES, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38433	47-3468154
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Patriots Park Bedford, MA		01730
(Address of principal executive offices)		(Zip Code)

(781) 301-7277

(Registrant’s telephone number, include area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, $0.0001 par value per share	FIXX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On December 17, 2019, Homology Medicines, Inc. (the “Company”) announced initial clinical data from its first gene therapy clinical trial in phenylketonuria (“PKU”). The pheNIX trial is a Phase 1/2 randomized, concurrently controlled, dose-escalation study for adults with PKU. As of December 2, 2019, two patients had received investigational HMI-102 gene therapy in Cohort 1 (low-dose) and one patient in Cohort 2 (mid-dose). Preliminary safety data from Cohorts 1 and 2 showed HMI-102 was well-tolerated. Efficacy data from the first patient in Cohort 2 indicated a dose-response effect with an observed reduction in phenylalanine (“Phe”) levels from baseline, increase in tyrosine (“Tyr”), and reduction in the Phe/Tyr ratio, suggestive of increased enzymatic activity. Phe is a registrable endpoint in PKU, Tyr is a product of Phe metabolism and a precursor to neurotransmitters, and the Phe/Tyr ratio is a clinically relevant diagnostic measurement for PKU.

The dataset encompasses two patients from Cohort 1 and one patient from Cohort 2. A second patient was dosed in Cohort 2 after the cutoff date, and therefore not included in this analysis.

There were no treatment-emergent adverse events (“TEAEs”) or serious TEAEs. All patients’ alanine aminotransferase and aspartate aminotransferase levels remained within the normal range.

The first patient dosed in Cohort 2 experienced a reduction in Phe of 35% and 48% from baseline at Weeks 1 and 4, respectively, as compared to Cohort 1, which generally did not show a reduction in Phe through Weeks 10 and 12. This is consistent with a dose-response. Per the clinical trial protocol, patient baseline is defined as one day prior to dosing. The first patient dosed in Cohort 2 also showed increases in Tyr levels of 72% and 85% at Weeks 1 and 4, respectively, suggesting increased PAH enzyme activity. In addition, the patient experienced a 62% and 72% reduction in the Phe/Tyr ratio from baseline to Weeks 1 and 4, respectively.

All patients reported maintaining consistent protein intake pre- and post-treatment.

The pheNIX trial is designed to evaluate the safety and efficacy of a single intravenous administration of HMI-102 in adult patients with PKU aged 18-55. The study design allows for expansion of the number of patients in any dose cohort pending review by the Data Monitoring Committee and the Homology Internal Data Review Team. A decision to expand would trigger the addition of the randomized, concurrently controlled Part B of the trial, which has the potential to be converted to a registrational trial. The primary efficacy endpoint of the expansion phase is incidence of sustained plasma Phe concentration ≤360 µmol/L as demonstrated by two measurements ≤360 µmol/L between 16 and 24 weeks.

The clinical trial data described in this Current Report on Form 8-K constitutes interim “top-line” or preliminary data. Interim data from our clinical trials are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or “top-line” data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMOLOGY MEDICINES, INC.

Date: December 19, 2019	By:	/s/ W. Bradford Smith
W. Bradford Smith Chief Financial Officer, Treasurer and Secretary